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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



        Date of report (Date of earliest event reported): January 5, 2001

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                        ASCENT ENTERTAINMENT GROUP, INC.
             (Exact name of registrant as specified in its charter)


Delaware                               0-27192           52-1930707
(State or other jurisdiction of        (Commission       (I.R.S. Employer
incorporation or organization)         File No.)         Identification No.)


                            9197 South Peoria Street
                            Englewood, Colorado 80112
                    (Address of principal executive offices)

                                 (720) 875-5400
              (Registrant's telephone number, including area code)


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Item 5.     Other Events

                  On January 5, 2001, Ascent Entertainment Group, Inc. ("AEG") entered into an Ownership Interest Purchase Agreement (the "Purchase Agreement") among AEG and Liberty Livewire Corporation ("Livewire") and a direct, wholly owned subsidiary of Livewire, ANS Acquisition Sub, Inc. ("Acquisition Sub"). Liberty Media Corporation, the sole stockholder of AEG, is the controlling stockholder of Livewire. Pursuant to the Purchase Agreement, on January 5, 2001,
(i) AEG contributed all of the assets of Ascent Network Services, a division of AEG, to a direct, wholly owned subsidiary of AEG, Livewire Network Services, LLC ("LNS"), (ii) AEG sold a 1% ownership interest in LNS to Acquisition Sub in exchange for $300,000 in cash, and (iii) AEG and Acquisition Sub entered into the Operating Agreement of LNS (the "Operating Agreement").

                  Under the Operating Agreement, Acquisition Sub is appointed as manager of LNS. The Operating Agreement also contains a put-call provision, pursuant to which AEG may elect to sell to Acquisition Sub, or Acquisition Sub may elect to purchase from AEG, at certain times during the 2001 calendar year, the remaining 99% of the ownership interests of LNS owned by AEG (the "Put-Call"). The purchase price under the Put-Call will be payable in cash and will total $29,700,000 plus an additional return on that amount accrued at the annual rate of 10% from the date of the Purchase Agreement to the date of acquisition of the 99% interest.

                  AEG obtained an opinion from an investment banking firm that the transaction, including the potential exercise of the Put-Call, was fair to AEG from a financial point of view.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        ASCENT ENTERTAINMENT GROUP, INC.

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                            By: /s/ Charles Y. Tanabe
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                                Charles Y. Tanabe
                              Senior Vice President

                             Date: January 24, 2001